Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Kansas City Life Insurance Company (the Company) of our report dated January 24, 2000 with respect to the consolidated financial statements of the Company for the year ended December 31, 1999 included in the 2001 Annual Report to Shareholders of Kansas City Life Insurance Company.

Our audit also included the financial statements schedules of Kansas City Life Insurance Company for the year ended December 31, 1999 listed in Item 14(a). These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statements schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-97351) pertaining to the Savings and Profit Sharing Plan of Kansas City Life Insurance Company of our report dated January 24, 2000 with respect to the consolidated financial statements referred to above incorporated by reference and our report dated March 8, 2002 with respect to the financial statements schedules referred to above in the Annual Report (Form 10-K) for the year ended December 31, 2001.

Ernst & Young LLP

Kansas City, Missouri
March 8, 2002